Exhibit 10.6

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO)in 1956. Code-name
Dated: 22nd February 2010	SALEFORM 1993 Revised 1966, 1983 and 1986/87.

Oceanways Trust Ltd., 80 Broad Street, Monrovia, Liberia

hereinafter called the Sellers, have agreed to sell, and Baltic Trading Limited a Marshall Islands Corporation

hereinafter called the Buyers, have agreed to buy

Name:  =SWS JNCX Hull H1151=

Classification Society/Class:  ABS

Built:  scheduled delivery November 2010 By:  Shanghai Waigaoqiao Shipbuilding Co Ltd / Shanghai Jiangnan Changxing Shipbuilding Co. Ltd., China

Flag: Liberia	Place of Registration: Monrovia

Call Sign:	Grt/Nrt:

Register Number:

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1, London, Oslo, New York, Greece, or China and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

“Shipbuilding Contract” means the shipbuilding contract dated 30 March 2006 between Oceanways Trust Ltd. (as BUYER) and China Shipbuilding Trading Company Limited (CSTC) and Shanghai Waigaoqiao Shipbuilding Co., Ltd. (BUILDER), including any additions, amendments, addenda and novations thereof.

“Specifications” means the Specifications of 177,000 DWT bulk carrier with Forecastle SWS-DWG NO. SY406-01-001 (PC-DWG NO. 1173-024-01.01-G00-01-01-00) Version 3, updated 24 February 2005, including any additions and amendments / addenda thereof.

“Builder” means Shanghai Waigaoqiao Shipbuilding Co., Ltd. and/or Shanghai Jiangnan Changxing Shipbuilding Co. Ltd.

1.                                       Purchase Price U.S.$ 71,200,000.00 (United States Dollars Seventy One Million Two Hundred Thousand) in cash

2.                                       Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 20% (twenty per cent) of the Purchase Price within 3 (three)                       banking days from the date this Agreement has been signed by both the Buyers and the Sellers on fax provided the account is open and functional.  This deposit shall be placed with the London branch of DnB NOR Bank ASA and held by them in a joint, interest bearing account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers.  Interest to be credited to the Buyers.  Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.  In case the IPO mentioned in clause 21 herein is not completed by the Buyers within 16th March 2010, then the deposit shall be returned to the Buyers with interest, if any.

3.                                       Payment

The 80% (eighty per cent) of the said Purchase Price (hereinafter “the Balance”) and any other charges / money whatsoever payable by the Buyers to the Sellers under this Agreement (hereinafter “the Charges”) shall be remitted by the Buyers by Swift Interbank Transfer and received by the Sellers’ nominated bank not later than 2 (two) banking days prior to the date when the Vessel is expected to be in every respect physically ready for delivery with 10 (ten) days notice under Clause 5.

The Balance and the Charges shall be released to the Sellers on delivery of the Vessel, but not later than 3 (three) banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

The Charges include the compensation for bunkers, lubricating / hydraulic / grease oils in accordance with Clause 7 and anything for which the Buyers agree to pay to the Sellers in accordance with this Agreement.

The Balance and the Charges shall be paid out to the Sellers unconditionally by Swift Interbank Transfer in accordance with an irrevocable written instruction from the Buyers in full without any deduction, off-set or diminution in accordance with this Agreement.

The Bank Charges covering the joint account, the Buyers’ account and Closing meeting concerning this Agreement shall be borne equally by the Sellers and the Buyers.

4.                                       Inspections

5.                                       Notices, time and place of delivery

a)                                      The Sellers shall keep the Buyers well informed of the Vessel’s itinerary in accordance with schedule from the shipyard and shall provide the Buyers with 30/21/14, 10/7, and 5 days approximate notice of the delivery and 3/1 days definite notice of the delivery.  When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)                                     The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or safe and accessible anchorage ex-yard in accordance with the Shipbuilding Contract (intention SWS-JNCX Shipyard, Shanghai / Changxing Island area). The Buyers shall have the obligation to remove the Vessel from the Builder’s yard within maximum five running days after delivery.

Expected time of delivery: between 1st October 2010 and 31st December 2010 in the Sellers’ option.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14):  31st December 2010 in the Buyers’ option

c)                                      If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 3 banking days of receipt of the notice or of accepting the new date as the new cancelling date.

If the Buyers have not declared their option within 3 banking days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                                     Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

7.                                       Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore including all Owners’ supply items as per the Shipbuilding Contract.  All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of delivery used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

The Buyers shall take over the remaining bunkers and unused lubricating oils/greases on board at the time of delivery and pay the Sellers’ net price (excluding barging expenses) from the time of supply.

Lubricating oils to be those in sealed drums and/or designated storage tanks not having been used or circulated in the vessel’s machinery.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                                       Documentation

The place of closing:  London, Oslo or New York in Sellers’ option

The Buyers and the Sellers are to mutually agree a list of delivery documents as reasonably and customarily required to facilitate the legal transfer and registration of the Vessel by the Buyers that will be delivered by the Sellers to the Buyers at the time Buyers pay for the Vessel and all extras. The delivery documentation is to be incorporated as an Addendum to the MOA.”

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel.  Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies.  Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request.  The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.                                       Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                                 Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                                 Condition on delivery  See Clause 17

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers.  However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.  Validity of all above Certificates to be minimum 5 months after the date of delivery of the Vessel with the exception of those which are interim or provisional due the Vessel being a newbuilding (e.g. where final approval of certain documentation may be pending), in which case the validity of said certificates may be less.

*                                         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.                                 Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                                 Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                                 Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and only if the Buyers cancel this Agreement.

15.                                 Buyers’ representatives  See Clause 18

16.                                 Arbitration

a)*                               This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply.  If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

*              16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable.  In the absence of deletions, alternative 16 a) to apply.

Clauses 17 to 22 are to form an integral part of this Agreement.

Clause 17

The Vessel is to be delivered to Buyers in accordance with this Agreement, the Shipbuilding Contract and the Specifications as defined herein, a copy of which is to be appended to the MOA.  To the extent there are any conflicts between this Agreement and the Shipbuilding Contract and Specifications, the provisions of the Shipbuilding Contract and Specifications shall prevail. Exempted from this is the specifically agreed Laycan per lines 60-61 of the MOA, where the MOA will prevail. All the rights of the Sellers under the Shipbuilding Contract and warranties are to be assigned to the Buyers. The Buyers, Sellers and Builder shall upon delivery sign a tripartite agreement to cover the assignment of all guarantees and 3rd party warranties in full. In the event that the Builder is unwilling to enter into such an agreement for whatsoever reason, the Sellers shall work constructively as an intermediary in processing the warranty items on behalf of the Buyers, however will under no circumstances remain responsible for any defects, latent or not, or any remedy of defects.

Clause 18

The supervision will be undertaken by the Sellers in accordance with the Shipbuilding Contract and to the Sellers’ normal professional standards. The Sellers shall apply their best endeavours with the Builder to arrange that a maximum of three representatives of the Buyers (including Master and Chief Engineer) are permitted to attend the shipyard 30 days prior to delivery and to attend vessel’s sea trials, always at Buyers’ risk and expense. All the representatives are to sign Sellers’ usual indemnity forms.

Clause 19

All negotiations and the terms of this Memorandum of Agreement are to remain strictly private and confidential, except that the Buyers may disclose such information as may be required by the securities laws of the United States of America in respect of Sellers Initial Public Offering.

Clause 20  Performance Guarantee

The Buyers have the right to assign this Memorandum of Agreement to a subsidiary wholly owned by the Buyers. Notwithstanding the assignment of this Memorandum of Agreement by the Buyers, the Buyers will remain responsible for all of the Buyers’ obligations and liabilities to the Sellers hereunder. The Buyers will execute and deliver a copy of the Assignment to the Sellers within 14 days after this Memorandum of Agreement is signed by the Sellers and the Buyers.

Clause 21  Buyer’s subjects

Buyer’s obligations in accordance with this Agreement are subject to an initial public offering being completed by Baltic Trading Limited on or prior to March 16, 2010. In the event such an offering is not completed on or prior to such date, Buyer may terminate this agreement without any liability or payment.

Clause 22

Notwithstanding line 6 of the MOA, it is noted that the Vessel is a Newbuilding and accordingly it is agreed that Sellers may elect:

(a) to take delivery from the Builder but not to register the Vessel in Liberia prior to her on-sale and delivery to Buyers. In such case Sellers may transfer the ownership of the Vessel, and deliver the Vessel unregistered, to Buyers; or

(b) to take delivery of the Vessel from the Builder and to register the Vessel in Liberia prior to her on-sale and delivery to Buyers.

The Sellers shall advise the Buyers in writing of their election not later than 4 weeks prior to the Vessel’s expected delivery date to the Sellers from the Builder. The Buyers shall advise the Sellers in writing not later than 5 weeks prior to Vessel’s expected delivery of their chosen port of Registry and the exact documentary requirements for the registration of the Vessel (as a Newbuilding or as a transfer from the Liberia flag, as the case may be) in Buyers’ chosen port of Registry in the event that such requirements differ from Sellers’ requirements.

This agreement is drawn up in two originals of even tenor and date one to be retained by each party.

For the Sellers	For the Buyers
/s/Antonios Lampros	/s/ R.G. Buchanan
Antonios Lampros	R.G. Buchanan
Attorney-in-Fact	Attorney-in-Fact

For and on behalf of Oceanways Trust Ltd.

This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the preprinted text of this document, the original document shall apply.  The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.